Exhibit 10.2

December 6, 2018

Donna Coleman

The Madison Square Garden Company

Two Pennsylvania Plaza

New York, NY 10121

Dear Donna:

As you know, your employment with MSG Sports & Entertainment, LLC (“MSG”) will end as a result of your retirement on March 31, 2019 (the “Retirement Date”). We are prepared to provide you with certain Retirement Benefits (as defined in Section 2 below) as set forth in this Agreement (the “Agreement”) in consideration of your executing, delivering and complying with the terms, conditions and obligations applicable to you under this Agreement. To receive the Retirement Benefits set forth in Section 2 below, you must return one originally signed copy of this Agreement to Shari Holtzman, Vice President Employment Law, at 2 Penn Plaza, 19th Floor, New York, New York 10121 no later than December 27, 2018. This Agreement shall become automatically null and void unless this Agreement is executed by you and returned to Shari Holtzman in accordance with the preceding sentence.

You acknowledge and agree that the Retirement Benefits being provided to you herein are in exchange for your promises, representations, releases, agreements and obligations contained herein and are valuable and sufficient consideration. Now, therefore, you and MSG agree as follows:

1.	Transition/Retirement/Effect on Benefits

(a) Transition/Retirement. MSG will continue your employment through March 31, 2019, unless terminated earlier by you as a result of your resignation or by MSG for “Cause” as defined below. Effective at the close of business on December 31, 2018, you shall step down as Chief Financial Officer of MSG, and between January 1, 2019 and March 31, 2019 your title shall be EVP Finance and you shall be available to provide transitional advice and assistance to your successor (which you may do remotely or in New York City, on occasion, as may be reasonably requested from time to time (in such case with reimbursement for reasonable travel expenses)). Your final date of employment shall be referred to herein as the “Retirement Date.” As of the Retirement Date, you will cease to accrue credit toward pension vesting or any other benefits.

(b) Cause. For purposes of this Agreement “Cause” shall mean your (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, or (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any crime involving moral turpitude or any felony.

(c) Compensation. Your existing annual base salary of One Million Two Hundred Thousand Dollars ($1,200,000) will continue through the Retirement Date.

THE MADISON SQUARE GARDEN COMPANY TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091

(d) Retirement Plans. You will continue through the Retirement Date to be eligible to participate, vest and accrue benefits under the Madison Square Garden 401(k) Savings Plan; the MSG Sports & Entertainment, LLC Cash Balance Pension Plan; or any other benefit plan in which you are eligible to participate as a Company employee (the “Plans”).

(e) Executive Compensation. Effective as of December 31, 2018, you will not be eligible to receive any new long-term incentive awards (“LTIP”).

(f) Termination. If your employment with MSG is terminated for “Cause” on or before December 31, 2018, you will not be entitled to any Retirement Benefits as set forth in Section 2 below.

(g) Return of Company Property. You acknowledge and agree that as of the Retirement Date, you will return to MSG all of the Company’s (as defined in Section 3(a) below) property, including, without limitation, Confidential and Proprietary Information (as defined in Section 4(b) below), office keys, Company identification cards, access, press and other passes, and all documents, files, equipment, computers, laptops, printers, cell phones, monitors, telephones, BlackBerry or similar devices, smartphones or other personal electronic devices, fax machines, credit cards, computer software, flash drives, discs and access materials and other property prepared by, for or belonging to the Company (all of such property being referred to herein as “Company Property”). Notwithstanding the foregoing, you are not required to return your Company-issued iPhone or the Company-issued computer located at your personal residence (subject to the removal of all Company information as of the Retirement Date). You acknowledge and agree that other than for Company business prior to the Retirement Date: (i) you have not and will not utilize the Company Property or make or retain any copies, duplicates, reproductions or excerpts of the Company Property, and (ii) you have not and will not access, utilize or affect in any manner, any of the Company Property, including, without limitation, its electronic communications systems or any information contained therein.

(h) Health Coverage. Your Company-sponsored medical, dental and/or vision coverage, if any, will cease as of the last day of the month in which the Retirement Date occurs. You may be eligible to obtain continuation coverage for a period of time thereafter pursuant to the federal COBRA statute by returning an election form and paying the required premiums on a timely basis. Further details regarding COBRA coverage and any necessary forms will be sent to you under separate cover after the Retirement Date.

(i) Life, Disability and AD&D Insurance. Your Company-sponsored life, long-term disability and accidental death and dismemberment (“AD&D”) insurance coverage, if any, will cease as of the Retirement Date. There is a thirty-one- (31-) day grace period after the Retirement Date during which you may convert your Company-sponsored life insurance and supplemental AD&D coverage to a private policy. You may continue to receive such coverage by completing the applicable notice of conversion privilege form (if requested by you) and complying with the applicable requirements. This form will be sent to you under separate cover after the Retirement Date.

(j) Retirement Plans. Any vested benefits that you may have accrued under the Plans, if any, will be payable after the Retirement Date in accordance with the terms of those Plans, as explained in the summary plan descriptions you have previously received. As of the Retirement Date, pursuant to the terms and conditions of the Plans, you will forfeit all benefits that are not vested as of the Retirement Date. You may obtain additional copies of the summary plan descriptions from the Corporate Benefits Department.

(k) Paid Time Off. You will be paid for any accrued and unused paid time off to which you may have been entitled under Company policies (and as limited thereby), if any, through the Retirement Date as soon as reasonably practicable after the Retirement Date.

THE MADISON SQUARE GARDEN COMPANY TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091
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2.	Retirement Benefits

Subject to the terms and conditions contained in this Agreement, if you: (i) execute and deliver this Agreement to Shari Holtzman by the date set forth above, (ii) remain employed through at least December 31, 2018, and (iii) do not revoke this Agreement during the revocation period set forth in Section 10(a) below:

(a) Restricted Stock Units. (i) All of the time-based restrictions on each of your outstanding restricted stock unit awards granted to you under the plans of the Company shall immediately be eliminated, (ii) payment and deliveries with respect to your restricted stock units that are not subject to performance criteria or are subject to performance criteria that have previously been satisfied (as certified by the Compensation Committee) shall be made on March 31, 2019, and (iii) payments or deliveries with respect to your restricted stock units that are subject to performance criteria that have not yet been satisfied shall be made on the 90th day after the applicable performance criteria is certified by the Compensation Committee as having been satisfied (if so certified).

(b) Bonus. You (or, in the event of your death, your estate) will remain eligible to receive a prorated bonus under the MSG Management Performance Incentive Plan (“MPIP”) with respect to the fiscal year ending June 30, 2019, despite you no longer being employed by MSG on the date on which such bonus would typically be paid. Such bonus will be calculated based on actual salary dollars earned during the fiscal year and based on your annual target bonus as well as Company and corporate unit performance, but without adjustment for your individual performance. In the event your employment is terminated by the Company without “Cause” prior to March 31, 2019, such bonus shall be calculated based on the salary you would have received from the beginning of the fiscal year through March 31, 2019. Such bonus will be paid to you in a lump sum, cash payment, subject to legally required withholding taxes and deductions, if and when bonuses are generally paid to other employees who are eligible to participate in the MPIP with respect to the fiscal year ending June 30, 2019.

(c) Additional Compensation. In the event your employment is terminated by the Company without “Cause” prior to March 31, 2019, you shall receive continuing payments representing the salary you would have received had your employment continued through March 31, 2019, paid to you in a manner consistent with the Company’s regular payroll practices.

(d) No Other Retirement Benefits. For purposes of this Agreement, the retirement benefits set forth in this Section 2 shall be referred to as the “Retirement Benefits.” The Retirement Benefits represent a complete settlement, release and waiver of any claims for allegedly lost wages, benefits, bonuses, or other compensation, mental, physical or other personal injuries, pain and suffering, and costs in connection with any other relief you may seek or claim you may have against the Company. You agree that no other monies or relief are due to you, other than the payments provided for in this Agreement in consideration of your general release of all claims that you have, may have or may have had against the Releasees (as defined in Section 3(a) below).

3.	Release

(a) You, on behalf of yourself, your heirs, executors, administrators and/or assigns, do hereby release and discharge MSG, together with its direct and indirect parent corporations, subsidiaries, affiliates, joint ventures, partners, and related entities, past, present and future, and its or their predecessors, successors and assigns (collectively, the “Company”), and its or their officers, directors, employees, consultants, agents, insurers, reinsurers, shareholders, representatives and assigns, past, present and future, (collectively with the Company, the “Releasees”), of and from any and all legally waivable suits, debts, complaints, claims, liabilities, demands or causes of action, or any right to any other monetary recovery or personal relief, known or unknown,

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of whatever nature, which you, or any of your heirs, executors, administrators, and assigns ever had or now have against each or any of the Releasees, based upon or arising from any fact or set of facts, whether known or unknown to you, from the beginning of time to the date of execution of this Agreement, including, without limitation, any and all claims arising out of or relating to your employment by MSG or the Company, or the termination of your employment. Without limiting the generality of the foregoing, this Release includes any claim or right based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, any and all claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1870, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Family Medical Leave Act, the New York Human Rights Law, the New York Labor Law, the New York Executive Law, the New York Wage and Hour Laws, the New York Civil Rights Law, the New York City Human Rights Law, the Sarbanes-Oxley Act, each as amended, and any and all other federal, state or local statutory or common law claims, now or hereafter recognized, including but not limited to, any claims for economic loss, compensatory damages, punitive damages, liquidated damages, attorneys’ fees, expenses and costs.

(b) Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of: (i) any claim or right that may arise after the execution of this Agreement; (ii) your right to participate in or cooperate with a proceeding with any federal, state or local government agency enforcing discrimination laws; or (iii) any claim or right you may have under this Agreement.

(c) You further agree and covenant that should any person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding, or if any person, organization, or other entity has filed, charged, claimed, sued, or caused or permitted to be filed any civil action, suit or legal proceeding, against any of the Releasees involving any matter occurring at any time in the past, you are not entitled to and will not seek or accept monetary relief in such civil action, suit or legal proceeding.

(d) You affirm that to the best of your knowledge you have reported to the Company in writing any work-related physical or mental injury, illness or impairment which you may have experienced.

4.	Confidentiality

(a) Agreement. Except as set forth in Section 6, you hereby agree to keep the existence and terms of this Agreement confidential and not to disclose them to any persons other than to your legal, financial and/or tax advisors or to members of your immediate family (all of whom shall also be bound by the foregoing confidentiality covenant) or as required by law, rule, regulation or judicial process. You agree not to issue any press release or public statement or otherwise disclose any matter arising in connection with this Agreement (other than as provided for herein), unless so issued or disclosed with the prior written consent of the Company. Notwithstanding the foregoing, you are expressly permitted to advise any potential employer or person or entity with whom/which you may enter into a business or other professional relationship that you are subject to the restrictive covenants and other obligations of this Agreement.

(b) Confidential and Proprietary Information. You hereby represent, warrant and agree that: (i) during the course of your employment, you have had access and will have access to Confidential and Proprietary Information (as defined below), (ii) you have not taken, nor shall you take at any time, including after the Retirement Date, any Confidential and Proprietary Information, and (iii) you shall retain in strict confidence and shall not use for any purpose whatsoever or divulge, disseminate, copy, disclose to any third party, or otherwise use any Confidential and Proprietary Information. As used in this Agreement, “Confidential and Proprietary Information” means any non-public information that is material or of a confidential, proprietary, commercially sensitive or personal nature of, or regarding, any of the Releasees (in any form including, without

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limitation, confidential or proprietary information which is written, digital, oral or in any other format), including, without limitation: (i) information designated or treated as confidential; (ii) budgets, plans, forecasts or other financial or accounting data; (iii) customer, guest, fan, vendor, sponsor, marketing affiliate or shareholder lists or data; (iv) technical or strategic information regarding the Releasees’ advertising, sports, entertainment, theatrical, or other businesses; (v) advertising, sponsorship, business, sales or marketing tactics, strategies or information; (vi) policies, practices, procedures or techniques; (vii) trade secrets or other intellectual property; (viii) information, theories or strategies relating to litigation, arbitration, mediation, investigations or matters relating to governmental authorities; (ix) terms of agreements with third parties and third party trade secrets; (x) information regarding employees, talent, players, coaches, agents, consultants, advisors or representatives, including their compensation or other human resources policies and procedures; (xi) information or strategies relating to any potential or actual business development transactions and/or any potential or actual business acquisition, divestiture or joint venture, and (xii) any other information the disclosure of which may have an adverse effect on the Releasees’ business reputation, operations or competitive position, reputation or standing in the community.

If disclosed, Confidential and Proprietary Information could have an adverse effect on the Company’s standing in the community, its business reputation, operations or competitive position or the standing, reputation, operations or competitive position of any of its affiliates, subsidiaries, officers, directors, employees, coaches, consultants or agents or any of the Releasees.

Notwithstanding the foregoing, the obligations of this Section 4(b), other than with respect to subscriber information, shall not apply to Confidential and Proprietary Information which is: (a) already in the public domain or which enters the public domain other than by your breach of this Section; (b) disclosed to you by a third party with the right to disclose it in good faith; or (c) specifically exempted in writing by the Company from the applicability of this Agreement.

If requested by the Company, you agree to deliver to the Company upon your retirement, or at any earlier time the Company may request, all memoranda, notes, plans, files, records, reports, and software and other documents and data (and copies thereof regardless of the form thereof (including electronic copies)) containing, reflecting or derived from Confidential and Proprietary Information or the Materials (as defined in Section 5(b) below) of the Company or any of its affiliates which you may then possess or have under your control. If so requested, you shall provide to the Company a signed statement confirming that you have fully complied with this Section. Notwithstanding the foregoing, you shall be entitled to retain your contacts, calendars and personal diaries and any materials needed for your tax return preparation or related to your compensation.

5.	Additional Understandings

(a) Non-Disparagement. You agree, for yourself and others acting on your behalf, that you (and they) have not disparaged and will not disparage, make negative statements about (either “on the record” or “off the record”) or act in any manner which is intended to or does damage to the good will of, or the business or personal reputations of the Company or any of its incumbent or former officers, directors, agents, consultants, employees, successors and assigns or any of the Releasees. The Company agrees that, except as necessary to comply with applicable law or the rules of the New York Stock Exchange or any other stock exchange on which the Company’s stock may be traded (and any public statements made in good faith by the Company in connection therewith), it and its corporate officers and directors, employees in its public relations department or third party public relations representatives retained by the Company will not disparage you or make negative statements in the press or other media which are damaging to your business or personal reputation. In the event that the Company so disparages you or makes such negative statements, then notwithstanding anything herein to the contrary, you may make a proportional response thereto.

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(b) Physical and Intellectual Property. You agree that the Company is the owner of all rights, title and interest in and to all documents, tapes, videos, designs, plans, formulas, models, processes, computer programs, inventions (whether patentable or not), schematics, music, lyrics and other technical, business, financial, advertising, sales, marketing, customer or product development plans, forecasts, strategies, information and materials (in any media whatsoever) developed or prepared by you or with your cooperation in connection with your employment by MSG or the Company (the “Materials”). The Company will have the sole and exclusive authority to use the Materials in any manner that it deems appropriate, in perpetuity, without payment to you. You further agree not to utilize any Materials or other Company intellectual property (including, without limitation, any Company name, copyright, trademark, tradename, know-how, or patent) in violation of the Company’s rights thereunder, in a manner that violates your other obligations hereunder, or in a manner that would reasonably be confused as your having a continued association with the Company.

(c) Publications. You agree for yourself and others acting on your behalf, that you (and they) shall not, at any time, participate in any way in the writing or scripting (including, without limitation, any “as told to” publications) of any book, article, periodical, periodical story, movie, play, other written or theatrical work, or video that (i) relates to your services to MSG or any of its affiliates or (ii) otherwise refers to the Company or its respective businesses, activities, directors, officers, employees or representatives (other than identifying your biographical information), without the prior written consent of the Company. You hereby acknowledge that no such consent has been provided.

6.	Exception for Disclosure Pursuant to Law

Nothing in this Agreement shall prohibit or restrict you from: (i) making any disclosure of information required or expressly protected by law, including providing truthful testimony if required to do so by court order or legal process; (ii) cooperating, participating or assisting in any investigation or proceeding brought by any federal, state or local regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal, compliance or human resources officers; or (iii) making any disclosure otherwise permitted by applicable law.

7.	Further Cooperation

Following the Retirement Date, you will no longer provide any regular services to the Company or represent yourself as a Company agent. If, after the Retirement Date, the Company so requests, you agree to cooperate fully with the Company in connection with any matter with which you were involved prior to the Retirement Date, or in any litigation or administrative proceedings or appeals (including any preparation therefor) where the Company believes that your personal knowledge, attendance and participation could be beneficial to the Company. This cooperation includes, without limitation, participation on behalf of the Company in any litigation or administrative proceeding brought by any former or existing Company employees, representatives, agents or vendors. The Company will pay you for your services rendered under this provision at the rate of $6,120 per day for each day or part thereof, within 30 days of the approval of the invoice therefor.

The Company will provide you with reasonable notice in connection with any cooperation it requires in accordance with this Section and will take reasonable steps to schedule your cooperation in any such matters so as not to materially interfere with your other professional and personal commitments. The Company will reimburse you for any reasonable out-of-pocket expenses you reasonably incur in connection with the cooperation you provide hereunder as soon as practicable after you present appropriate documentation evidencing such expenses. You agree to provide the Company with an estimate of such expense before you incur the same.

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8.	Restrictive Covenants

(a) Non-Competition. You acknowledge that due to your executive position in the Company and the knowledge of the Company’s and its affiliates’ confidential and proprietary information which obtained during the term of your employment, your employment by certain businesses would be irreparably harmful to the Company and/or its affiliates. You agree for one (1) year after the Retirement Date not to (other than with the prior written consent of the Company), become employed by any Competitive Entity (as defined below). A “Competitive Entity” shall mean any (i) any NHL or NBA team located in New York, New Jersey or Connecticut, or (ii) any arena or theater (with at least 1,000 seats) that competes in the same city as any of the Company’s arena’s or theaters, respectively. Additionally, the ownership by you of not more than 1% of the outstanding equity of any publicly traded company shall not, by itself, be a violation of this Section 8(a).

(b) Non-Solicitation/Non-Hire. You agree not to hire, seek to hire, or cause any person or entity to hire or seek to hire (without the prior written consent of the Company), directly or indirectly (whether for your own interest or any other person or entity’s interest) any person who is or was in the prior six months an employee of the Company, or any of its subsidiaries, until the first anniversary of the date of your termination of employment with the Company. This restriction does not apply to any former employee who was discharged by the Company or any of its affiliates. In addition, this restriction will not prevent you from providing references.

You acknowledge that these Non-Competition/Non-Solicitation/Non-Hire provisions are reasonable and necessary, and do not impose a greater restraint than necessary to protect the Company’s legitimate business interests.

9.	Right to Counsel/Voluntary Waiver

The Company advises you to consult with a lawyer before executing this Agreement and you acknowledge that you: (i) have been provided with a period of at least twenty-one (21) days to do so, (ii) have read this Agreement (including, but not limited to, the “Release” in Section 3(a) above), (iii) fully understand the terms of this Agreement, and (iv) have executed this Agreement knowingly and voluntarily and without coercion, whether express or implied.

10.	Revocation

(a) Right to Revoke. You may revoke this Agreement within seven (7) days after the date on which you sign it. This Agreement will not be binding or enforceable until that seven- (7-) day period has expired. If you decide to revoke this Agreement, you must notify us of your revocation in a letter signed by you and received by Shari Holtzman no later than 5:00 p.m. on the seventh (7th) day after you signed this Agreement. A letter of revocation that is not received by the seventh (7th) day after you have signed the Agreement will be invalid and will not revoke this Agreement.

(b) Effective Date of Agreement. If you have not revoked this Agreement in accordance with this Section 10, the eighth (8th) day after the date on which you sign the Agreement shall be the “Effective Date” of the Agreement.

11.	Choice of Law/Forum/Waiver of Jury Trial/Contract Interpretation/Indemnification

(a) This Agreement shall be deemed to be made under, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York without reference to its conflict of law principles.

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(b) You and the Company hereby irrevocably submit to the jurisdiction of the New York Supreme Court located in Manhattan and the United States District Court for the Southern District of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement, and you and the Company hereby waive, and agree not to assert, as a defense that you or it are not subject thereto or that the venue thereof may not be appropriate. You and the Company hereby agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.

(c) You and the Company hereby waive any right to a jury trial on any issue in any controversy relating to, arising out of, pertaining to or affecting this Agreement, your employment by MSG or the Company, and/or the termination of your employment, including but not limited to, any federal or state statutory or common law claims, including, but not limited to, any right to a jury trial provided by statute, the Seventh Amendment to the United States Constitution, or any other authority.

(d) You agree that the language of all parts of this Agreement shall be construed as a whole, and according to their fair meaning and not strictly for or against you or the Company.

(e) To the extent you were covered by the Company’s indemnification or D&O policies or any applicable law regarding indemnification during the term of your employment, any such indemnification and related rights with respect to such period will not be affected by the termination of your employment (except as may be provided by any applicable law). In addition, the terms and conditions the Indemnification Agreement between you and The Madison Square Garden Company, dated November 17, 2015, shall remain in full force and effect after the termination of your employment.

12.	Additional Provisions

(a) Breach of Agreement. You hereby acknowledge and agree that your breach or threatened breach of Sections 4, 5, 7 or 8 of this Agreement will cause irreparable harm to the Company for which monetary damages alone will not provide an adequate remedy. Accordingly, the Company, in addition to any other rights or remedies available to it under this Agreement or otherwise, will be entitled to an injunction to be issued by any court of competent jurisdiction restraining you from committing or continuing any violation of these provisions, without the necessity of showing actual damage and without any bond or other security being required.

(b) Withholdings. The Company may withhold from any payment due hereunder any taxes or other withholdings that are required to be withheld under any law, rule or regulation.

(c) Non-Admission of Liability. The parties agree and acknowledge that the agreement by MSG described herein, and the settlement and termination of any asserted or unasserted claims against any of the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed, contractual or otherwise, by any of the Releasees to you.

(d) Entire Agreement. This Agreement sets forth the entire agreement of the parties concerning the subject matter, and supersedes any and all prior agreements, discussions, understandings, promises and expectations, except as provided in Section 11(e) above. This Agreement may be modified only by a written instrument signed by you and by MSG.

(e) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that you may not assign this Agreement without the express written consent of MSG.

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(f) Severability. In the event any paragraph, section, sentence, provision, or clause of this Agreement, or portion thereof, shall be determined to be illegal, invalid, or unenforceable, the remainder of this Agreement, and the remainder of any such paragraph, section, sentence, provision, or clause shall not be affected and shall be given full effect without regard to the illegal, invalid or unenforceable portion, provided, however, if Section 3(a) above is held illegal, invalid or unenforceable, MSG shall be released from any obligations under Section 2.

(g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

13.	Acknowledgments and Waivers Including Express Waiver Under the ADEA

By signing below, you certify and acknowledge as follows:

(a) That you have read the terms of this Agreement, and that you understand their terms and effects, including the fact that under this Agreement you have agreed to RELEASE AND FOREVER DISCHARGE the Releasees from any legal action arising out of or relating to your employment by MSG or the Company, or the termination of your employment, up and through the date of your execution of this Agreement, including any and all claims relating to age discrimination under the ADEA;

(b) That you have signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which you acknowledge is adequate and satisfactory to you and which you acknowledge is in addition to any other benefits to which you are otherwise entitled;

(c) That you have been and are hereby advised in writing to consult with an attorney prior to signing this Agreement, and that you have been given an adequate opportunity to do so;

(d) That under this Agreement you do not waive rights or claims that may arise after the date this Agreement is executed;

(e) That MSG has provided you with a period of at least twenty-one (21) days within which to consider this Agreement, and that you have signed on the date indicated below after concluding that this Agreement is satisfactory to you;

(f) That if you choose to execute this Agreement before the expiration of the twenty-one- (21-) day period, you do so freely, voluntarily and with full knowledge of your rights; and

(g) That this Agreement may be revoked by you within seven (7) calendar days after you execute this Agreement, in accordance with Section 10(a) above, and it shall not become effective until the expiration of such seven- (7-) day revocation period.

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We wish you luck in your future endeavors.

Sincerely yours,

/s/ Sandra P. Kapell

Sandra P. Kapell
Executive Vice President, Chief Administrative Officer

Accepted and Agreed to:

/s/ Donna Coleman
Donna Coleman

Date: December 10, 2018

THE MADISON SQUARE GARDEN COMPANY TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091
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